Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar Dennard Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2017 SECOND QUARTER RESULTS

HUNTSVILLE, TX – SEPTEMBER 7, 2016 – Mitcham Industries, Inc. (NASDAQ: MIND) (“the Company”) today announced financial results for its fiscal 2017 second quarter ended July 31, 2016.

Total revenues for the second quarter of fiscal 2017 were $8.7 million compared to $7.6 million in the second quarter of fiscal 2016. Revenues from the Equipment Manufacturing and Sales segment increased to $5.8 million in the second quarter compared to $2.8 million in the same period last year. Revenues from the Equipment Leasing segment were $2.9 million in the second quarter compared to $4.8 million in the same period last year. The Company reported a net loss available to common shareholders of $9.6 million, or $(0.80) per share, in the second quarter of fiscal 2017 compared to a net loss of $5.8 million, or $(0.49) per share, in the second quarter of fiscal 2016. Cash flow from operating activities was approximately $1.3 million in the second quarter of fiscal 2017 as compared to approximately $5.2 million in the second quarter of fiscal 2016.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of intangible assets and non-cash foreign exchange losses) for the second quarter of fiscal 2017 was a loss of $0.6 million compared to a gain of $0.8 million in the same period last year. Adjusted EBITDA for the first quarter of fiscal 2017 was $2.2 million. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Co-CEO, stated, “Our two segments produced different results during our second quarter. The Equipment Leasing segment results were weak but unfolded essentially as we had anticipated, but the Equipment Manufacturing and Sales segment generated improved performance. Land seismic exploration activity was suppressed throughout both Hemispheres as significant excess capacity remains in this market, which impacted our leasing business.

“While we continue to operate in the midst of a global slowdown in the oil and gas industry, we do currently believe that our second quarter leasing results probably reflect the bottom of this cycle. Due to these market conditions and normal seasonal declines, all areas, with the exception of Europe and Latin America, made only nominal contributions to our leasing revenues this quarter. Marine leasing activity remained soft during the second quarter due to ongoing consolidation in the industry. However, we do see signs of improvement to the current market conditions. Inquiries and prospects have increased in recent weeks, and we have bid on several significant projects in various parts of the world. We, therefore, anticipate an uptick in our leasing segment activity in the second half of fiscal 2017.

“Revenues from our Equipment Manufacturing and Sales segment increased approximately 110% this quarter as compared to last year’s second quarter, primarily due to the addition of Klein Marine Systems and strong performance from SAP. Results from Seamap were essentially flat when compared to the same period last year, despite the on-going downturn in the seismic market, as we benefitted from our diversification efforts to make Seamap revenues less dependent on the oil and gas industry. We are pursuing a number of opportunities with commercial and military applications, both internationally and in the United States.

“We anticipate a stronger second half in our Equipment Manufacturing and Sales segment driven by scheduled deliveries and improved visibility into oceanographic and hydrographic opportunities from Klein, SAP and Seamap.

“Operationally, we continue to look for ways to control costs and streamline our operations to meet the requirements of our changing markets. Cash flow from operating activities was over $1.3 million for the second quarter and approximately $3.1 million for the first half of our fiscal year. We do anticipate generating positive EBITDA in the second half of this fiscal year. Despite the challenging industry conditions, we have reduced our outstanding indebtedness by approximately $11 million during the first half of fiscal 2017. We solidified our capital structure in the second quarter with our preferred stock offering that resulted in net proceeds to us of approximately $7.0 million. Our net debt was approximately $6.0 million at the end of the second quarter.”

FISCAL 2017 SECOND QUARTER RESULTS

Total revenues for the second quarter of fiscal 2017 were $8.7 million compared to $7.6 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 79% in the second quarter of fiscal 2017 compared to approximately 93% in last year’s second fiscal quarter. Equipment manufacturing and sales increased 107% to $5.8 million in the second quarter of fiscal 2017 compared to $2.7 million in last year’s second quarter. The second quarter sales consisted of approximately $2.2 million of Seamap equipment, $2.3 million from Klein and $1.3 million by SAP.

Equipment leasing revenues for the second quarter of fiscal 2017, excluding lease pool equipment sales, were $1.6 million compared to $4.5 million in the same period last year. The year-over-year decrease in second quarter equipment leasing revenues was primarily driven by a major reduction in exploration activity due to depressed hydrocarbon prices.

Lease pool and other equipment sales were $1.3 million in the second quarter of fiscal 2017, compared to $0.3 million in the second quarter a year ago.

Lease pool depreciation expense in the second quarter of fiscal 2017 decreased to $6.7 million from $7.6 million in the same period a year ago, mainly due to the reduction in lease pool purchases in fiscal 2015 and 2016.

General and administrative expenses increased to $5.4 million in the second quarter of fiscal 2017 versus $5.0 million in the second quarter of fiscal 2016, due to the effect of the Klein acquisition partially offset by the cost reduction efforts implemented during fiscal 2015 and 2016.

CONFERENCE CALL

We have scheduled a conference call for Thursday, September 8 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2017 second quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through September 22, 2016 and may be accessed by calling (201) 612-7415 and using passcode 13642927#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides equipment to the geophysical, oceanographic and hydrographic industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in Salem, New Hampshire; Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry. Mitcham’s worldwide Equipment Manufacturing and Sales Segment includes its Seamap business, which designs, manufactures and sells specialized seismic marine equipment and Klein Marine Systems, Inc. which develops and manufactures high performance side scan sonar systems.

Certain statements and information in this press release concerning results for the quarter ended July 31, 2016 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2016	January 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,496	$3,769
Accounts and contracts receivable, net of allowance for doubtful accounts of $5,828 and $5,821at July 31, 2016 and January 31, 2016, respectively	13,112	19,775
Inventories, net	13,091	12,944
Prepaid income taxes	1,391	2,523
Prepaid expenses and other current assets	1,544	1,685

Total current assets	32,634	40,696
Seismic equipment lease pool and property and equipment, net	60,965	73,516
Intangible assets, net	10,083	10,466
Goodwill	4,155	4,155
Prepaid income taxes	1,019	—
Deferred tax asset	—	586
Long-term receivables	4,967	4,972
Other assets	28	368

Total assets	$113,851	$134,759

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,687	$3,543
Current maturities – long-term debt	3,220	3,218
Deferred revenue	351	326
Accrued expenses and other current liabilities	3,405	5,369

Total current liabilities	8,663	12,456
Long-term debt, net of current maturities	6,262	17,266

Total liabilities	14,925	29,722
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 320 issued and outstanding at July 31, 2016 and January 31, 2016, respectively	7,117	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,019 shares issued at July 31, 2016 and January 31, 2016, respectively	140	140
Additional paid-in capital	121,097	120,664
Treasury stock, at cost (1,929 and 1,928 shares at July 31, 2016 and January 31, 2016, respectively)	(16,856)	(16,854)
Retained earnings (accumulated deficit)	(2,895)	13,188
Accumulated other comprehensive loss	(9,677)	(12,101)

Total shareholders’ equity	98,926	105,037

Total liabilities and shareholders’ equity	$113,851	$134,759

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months
			Ended July 31,
	2016	2015	2016	2015
Revenues:
Equipment leasing	$1,634	$4,516	$5,242	$15,695
Lease pool and other equipment sales	1,275	295	2,210	652
Equipment manufacturing and sales	5,754	2,743	12,942	8,349

Total revenues	8,663	7,554	20,394	24,696

Cost of sales:
Direct costs — equipment leasing	785	1,051	1,537	2,418
Direct costs — lease pool depreciation	6,675	7,581	13,548	15,219
Cost of lease pool and other equipment sales	348	147	799	361
Cost of equipment manufacturing and sales	3,097	1,384	7,118	4,731

Total cost of sales	10,905	10,163	23,002	22,729

Gross (loss) profit	(2,242)	(2,609)	(2,608)	1,967
Operating expenses:
General and administrative	5,426	4,964	10,739	9,860
Provision for doubtful accounts	—	600	—	600
Depreciation and amortization	647	631	1,299	1,268

Total operating expenses	6,073	6,195	12,038	11,728

Operating loss	(8,315)	(8,804)	(14,646)	(9,761)
Other (expense) income:
Interest, net	(164)	(166)	(428)	(387)
Other, net	(612)	325	(161)	1,111

Total other (expense) income	(776)	159	(589)	724

Loss before income taxes	(9,091)	(8,645)	(15,235)	(9,037)
Benefit (provision) for income taxes	(435)	2,797	(734)	2,952

Net loss	$(9,526)	$(5,848)	$(15,969)	$(6,085)
Preferred stock dividends	(114)	—	(114)	-

Net loss available to common shareholders	$(9,640)	$(5,848)	$(16,083)	$(6,085)

Net loss per common share:
Basic	$(0.80)	$(0.49)	$(1.33)	$(0.51)

Diluted	$(0.80)	$(0.49)	$(1.33)	$(0.51)

Shares used in computing net loss per common share:
Basic	12,070	12,037	12,065	12,028
Diluted	12,070	12,037	12,065	12,028

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months
	Ended July 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(15,969)	$(6,085)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,910	16,555
Stock-based compensation	433	519
Provision for inventory obsolescence	43	90
Provision for doubtful accounts, net of charge offs	—	600
Gross profit from sale of lease pool equipment	(1,456)	(216)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	(72)
Deferred tax benefit	(375)	(3,301)
Changes in working capital items:
Trade accounts and contracts receivable	8,769	5,338
Inventories	181	(3,349)
Prepaid expenses and other current assets	(673)	3,892
Income taxes payable	658	(640)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(4,014)	(661)
Foreign exchange gains net of losses	577	(1,020)

Net cash provided by operating activities	3,084	11,650

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(583)	(1,874)
Purchases of property and equipment	(77)	(171)
Sale of used lease pool equipment	2,169	399

Net cash provided by (used in) investing activities	1,509	(1,646)

Cash flows from financing activities:
Net payments on revolving line of credit	(9,400)	(10,500)
Payments on term loan and other borrowings	(1,612)	(1,609)
Net proceeds from short-term investments	—	113
Net proceeds from preferred stock offering	7,117	—
Preferred stock dividends	(114)	—
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	72

Net cash used in financing activities	(4,009)	(11,924)
Effect of changes in foreign exchange rates on cash and cash equivalents	(857)	(455)

Net change in cash and cash equivalents	(273)	(2,375)
Cash and cash equivalents, beginning of period	3,769	5,175

Cash and cash equivalents, end of period	$3,496	$2,800

Supplemental cash flow information:
Interest paid	$504	$397
Income taxes paid	$529	$1,203
Purchases of seismic equipment held for lease in accounts payable at end of period	$148	$234

Mitcham Industries, Inc.

Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA

	For the Three Months Ended			For the Six Months Ended
	July 31,			July 31,
	2016		2015	2016			2015
		(in thousands)				(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss		$(9,526)	$(5,848)	$		(15,969)	$(6,085)
Interest expense, net		164	166			428	387
Depreciation and amortization		7,353	8,248			14,910	16,555
(Benefit) provision for income taxes		435	(2,797)			734	(2,952)

EBITDA (1)		(1,574)	(231)			103	7,905
Non-cash foreign exchange losses and (gains)		493	672			319	(87)
Stock-based compensation		186	238			433	519
Cost of lease pool sales		298	85			713	182

Adjusted EBITDA (1)		$(597)	$764			$1,568	$8,519

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities		$1,335	$5,212			$3,084	$11,650
Stock-based compensation		(186)	(238)			(433)	(519)
Provision for doubtful accounts	—		(600)		—		(600)
Provision for inventory obsolescence	—		(45)			(43)	(90)
Changes in trade accounts, contracts and notes receivable		(5,960)	(8,177)			(8,769)	(5,338)
Interest paid		166	169			504	397
Taxes paid, net of refunds		378	407			529	1,203
Gross profit from sale of lease pool equipment		965	87			1,456	216
Changes in inventory		116	2,499			(181)	3,349
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue		1,970	914			4,014	661
Changes in prepaid expenses and other current assets		423	(615)			673	(3,892)
Foreign exchange gains net of losses		(696)	242			(577)	1,020
Other		(85)	(86)			(154)	(152)

EBITDA (1)		$(1,574)	$(231)			$103	$7,905

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales, certain non-recurring contract settlement costs, impairment of intangible assets and stock-based compensation. This definition of Adjusted EBITDA is consistent with the definition in the Credit Agreement. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The Credit Agreement contains financial covenants based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	July 31,			July 31,
	2016		2015	2016	2015
		(in thousands)			(in thousands)
Revenues:
Equipment Leasing		$2,909	$4,811	$7,452	$16,347
Equipment Manufacturing and Sales		5,758	2,787	12,978	8,462
Inter-segment sales		(4)	(44)	(36)	(113)

Total revenues		8,663	7,554	20,394	24,696

Cost of sales:
Equipment Leasing		7,809	8,811	15,885	18,063
Equipment Manufacturing and Sales		3,116	1,429	7,174	4,825
Inter-segment costs		(20)	(77)	(57)	(159)

Total cost of sales		10,905	10,163	23,002	22,729

Gross (loss) profit		(2,242)	(2,609)	(2,608)	1,967
Operating expenses:
General and administrative		5,426	4,964	10,739	9,860
Provision for doubtful accounts	—		600	—	600
Depreciation and amortization		647	631	1,299	1,268

Total operating expenses		6,073	6,195	12,038	11,728

Operating loss		$(8,315)	$(8,804)	$(14,646)	$(9,761)

Equipment Leasing Segment:

Revenue:
Equipment leasing	$1,634	$4,516	$5,242	$15,695
Lease pool equipment sales	1,263	172	2,169	399
Other equipment sales	12	123	41	253

	2,909	4,811	7,452	16,347
Cost of sales:
Direct costs-equipment leasing	785	1,051	1,537	2,418
Lease pool depreciation	6,675	7,613	13,548	15,284
Cost of lease pool equipment sales	298	85	713	182
Cost of other equipment sales	51	62	87	179

	7,809	8,811	15,885	18,063

Gross loss	$(4,900)	$(4,000)	$(8,433)	$(1,716)

Equipment Manufacturing and Sales Segment:

Revenues:
Seamap	$2,208	$2,273	$7,126	$7,388
Klein	2,326	—	4,462	—
SAP	1,332	514	1,813	1,074
Intra-segment sales	(108)	—	(423)	—

	5,758	2,787	12,978	8,462
Cost of sales:
Seamap	900	1,028	3,439	4,015
Klein	1,390	—	2,861	—
SAP	934	401	1,297	810
Intra-segment sales	(108)	—	(423)	—

	3,116	1,429	7,174	4,825

Gross profit	$2,642	$1,358	$5,804	$3,637

Gross profit margin	46%	49%	45%	43%

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